Exhibit 10.27

NOTICE OF AWARD OF RESTRICTED SHARE UNITS
Jackson Financial Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby awards to you a restricted share unit award (the “Award”) with respect to the number of shares of the Company’s Class A common stock (“Shares”) indicated below in this Notice of Award of Restricted Share Units (the “Notice”). The Award is effective on the grant date indicated below and is subject to the terms set forth herein and in the Restricted Share Unit Award Agreement attached hereto (the “Award Agreement”) and the Plan, each of which is incorporated by reference. Capitalized terms that are used in this Notice but not defined in this Notice have the meanings given to such terms in the Plan.

Participant:	[PARTICIPANT NAME]
Grant Date:	October 4, 2021
Number of RSUs Granted:	[NUMBER OF RSUs GRANTED]
Form of Settlement:	Share Settled

Vesting Schedule:
The Award will vest on the first anniversary of the Grant Date, subject to the Participant’s continued employment with the Company or one or more of its Subsidiaries through the applicable vesting date and subject further to accelerated vesting in certain cases, all as specified in the attached Award Agreement.

Please review the Plan and the attached Award Agreement for important information about the Restricted Share Units. For your award to be effective, the Award Agreement must be electronically reviewed and accepted on the Shareworks by Morgan Stanley website at https://shareworks.solium.com/solium/servlet/userLogin?requested_lang=en on or before August 31, 2022.  If you have any questions regarding the Shareworks website, you can call 1-877-380-7793.  If you have general inquiries on your Award, please contact compensation@jackson.com.

Attachments:     Restricted Share Unit Award Agreement
Celebration Awards Form

RESTRICTED SHARE UNIT AWARD AGREEMENT
This Award Agreement contains the Terms and Conditions of the Restricted Share Units awarded by the Company to the Participant indicated in the Notice of Award of Restricted Share Units to which this document is attached (the “Notice”), and constitutes a binding agreement by and between Jackson Financial Inc. (the “Company”), and the employee whose name is set forth on the Notice. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Jackson Financial Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”).
1.Grant of RSUs. The Company hereby evidences and confirms its grant to the individual whose name is set forth on the Notice (the “Participant”), effective as of the grant date set forth on the Notice (the “Grant Date”), of the number of Restricted Share Units set forth on the Notice (the “RSUs”). Each RSU represents the unfunded, unsecured right of the Participant to receive one Share or a cash payment equal to the Fair Market Value of one Share, as applicable. The RSUs are also subject to the terms and conditions of the Plan, which are incorporated by reference herein.
2.Vesting of RSUs; Effect of Termination of Employment.
(a)Vesting. Except as otherwise provided in this Section 2 or in the Plan or as approved by the Administrator, all of the RSUs shall vest on the vesting schedule set forth in the Notice (the “Vesting Date”), and the terms of this Award Agreement (including the Notice and the Plan), subject to the Participant’s continued employment with the Company or its Subsidiary through the Vesting Date.
(b)Effect of a Termination of Employment. In the event of a Participant’s termination of employment at any time before all of the Participant’s RSUs have vested, outstanding, unvested RSUs shall vest or become forfeited as follows (the occurrence of each such event described in Section 2(b)(i)-(ii), a “Vesting Event”):
(i)Death; Disability. All of the unvested RSUs shall become fully vested on the earlier to occur of (y) the Participant’s death, or (z) the termination of the Participant’s employment due to Disability, subject in each case to the Participant’s continued employment with the Company or its Subsidiary through such date; and
(ii)Qualifying Retirement. If the Participant’s employment terminates in a Qualifying Retirement (as defined below) at any time before all of the Participant’s RSUs have fully vested, all of the unvested RSUs shall vest in accordance with the vesting schedule set forth in the Notice; provided, that (i) at least six (6) months must have elapsed from the Grant Date to the date of termination of the Employee’s employment for any termination initiated by the Employee to be treated as a Qualifying Retirement, and (ii) such vesting shall be conditioned on the Administrator’s determination that the Employee remains in material compliance with the restrictive covenants set forth in Section 12(b).
(iii)Any Other Reason. Upon termination of the Participant’s employment at any time before all of the Participant’s RSUs have vested for any reason other than the Employee’s death, Disability, Qualifying Retirement, all unvested RSUs shall be forfeited and cancelled as of the effective date of such termination.
(c)Employment. For purposes of this Award Agreement, employment with the Company will be deemed to include employment with the Company or the Company’s Subsidiary, but in the case of employment with or service to a Subsidiary, only during such time as such Subsidiary is an affiliate of the Company.
(d)Effect of a Change in Control. Upon the occurrence of a Change in Control, all then outstanding unvested RSUs shall immediately vest in full.
3.Termination for Cause. If the Participant’s employment is terminated for Cause, or if the Participant resigns at such time as the Company could have terminated the Participant’s employment for Cause, then notwithstanding any other provision of this Award Agreement, the Participant will immediately forfeit any remaining unvested RSUs (or cash otherwise payable, as applicable), along with any Shares issuable or cash payable, as applicable, with respect to such RSUs (even if otherwise vested) for which Shares (or cash) have not yet been delivered, and any cash amounts payable under Section 9(b).
4.Delivery.
(a)In the case of the vesting of the RSUs on the Vesting Date, as described in Section 2(a), due to a Participant’s death or Disability, or due to a Change in Control, one Share, or a cash payment equal to the Fair Market Value of one Share, as applicable, shall be delivered in respect of each RSU then vesting, within 30 days of
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the occurrence of the scheduled Vesting Date, the Participant’s death or the date on which the Participant’s employment terminated due to Disability, as applicable. In the event of the death of the Participant, the delivery of Shares or cash payment under this Section 4 shall be made to the Participant’s estate.
(b)In the case of the vesting of RSUs due to Qualifying Retirement, one Share, or a cash payment equal to the Fair Market Value of one Share, as applicable, will become deliverable in respect of each RSU then vesting, subject to the Participant executing a general release of claims in favor of the Company and its affiliates (“Release of Claims”), directors and officers in a form provided by the Company and to such release becoming irrevocable within 45 days after such termination (such 45-day period, the “Release Period”). If the Participant fails to timely satisfy this release requirement, all RSUs that would otherwise vest under Section 2(c) (along with any Shares issuable or cash payable, as applicable, with respect to such RSUs) shall be forfeited and the Participant will have no further rights with respect thereto. In the event of a Participant’s Qualifying Retirement, then, subject to the Participant’s compliance with Section 12(b) and execution of a Release of Claims, one Share, or a cash payment equal to the Fair Market Value of one Share, as applicable, will become deliverable in respect of each RSU then vesting. Shares or cash payments deliverable under this Section 4(c) will be delivered (i) within 30 days of the Vesting Date that would have otherwise applied to the Participant’s unvested RSUs if the Participant had remained employed or, if later, (ii) on the date on which the Release of Claims becomes irrevocable (but if the Release Period spans two taxable years of the Participant, not before the first day of such second taxable year).
5.Certain Definitions. For purposes of this Award Agreement and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:
(a) “Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant (i) has attained age 55 and completed at least 10 years of employment with the Company or a Subsidiary, or (ii) has attained a minimum age of 50, and the sum of (y) the Participants age, plus number of years of service, both calculated in completed years and months, equals 65 or more.
6.Adjustments Upon Certain Events. The Administrator shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and the RSUs pursuant to Section 4.3 of the Plan.
7.No Right to Continued Employment. Neither the Plan, the Notice nor this Award Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Subsidiaries. Further, the Company (or, as applicable, its Subsidiaries) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or this Award Agreement, except as otherwise expressly provided herein.
8.No Acquired Rights. The Award has been granted entirely at the discretion of the Administrator. The grant of the Award does not obligate the Company to grant additional Awards to the Participant in the future (whether on the same or different terms).
9.No Rights of a Stockholder; Dividend Equivalent Payments.
(a)The Participant shall not have any rights or privileges as a stockholder of the Company in respect of RSUs, which for the avoidance of doubt includes no rights to dividends or to vote, until the underlying Shares have been registered in the Company’s register of stockholders as being held by the Participant.
(b)Section 9(a) notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to its Shares, then, with respect to then outstanding RSUs, such dividend or distribution shall be credited and shall accumulate during the period prior to the delivery of Shares in respect of the related RSUs but shall not be payable unless the related RSUs (or portion thereof) vest and shall be forfeited to the extent that the related RSUs (or portion thereof) are forfeited. Credited dividends or distributions with respect to vested RSUs shall be paid on or promptly following the date on which the related RSUs vest.
10.Transferability of RSUs. Except as set forth in Section 4(a), the RSUs (and, prior to their actual issuance, the Shares) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 10 shall be void and unenforceable.
11.Withholding; Taxation; Specified Employees.
(a)The Company and the Participant shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, vesting and settlement of the RSUs
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and any dividends or distributions payable under Section 9(b) (the “Required Withholding”). The Company shall withhold from the Shares that would otherwise have been transferred to the Participant in settlement of vested RSUs the number of Shares necessary to satisfy the Participant’s Required Withholding unless, subject to the Company’s consent, the Required Withholding shall previously have been satisfied by the Participant or from other amounts payable by the Company to the Participant and, if applicable, shall deliver the remaining Shares to the Participant. The Company shall withhold from any dividends or distributions payable under Section 9(b) a cash amount equal to the Required Withholding applicable thereto. The amount of the Required Withholding and the number of Shares to be withheld by the Company, if applicable, to satisfy Participant’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the then Fair Market Value of the Shares. The obligations of the Company under this Award Agreement will be conditioned on such satisfaction of the Required Withholding. The Award and this Award Agreement are intended to comply with Section 409A of the Code and should be interpreted accordingly. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Section 11 and the other provisions of this Award Agreement, this Section 11 will govern. Nonetheless, the Company does not guarantee the tax treatment of the Award.
(b)In no event will the Participant be permitted to designate, directly or indirectly, the taxable year of the delivery. To the extent the Award includes a “series of installment payments” as described in Treas. Reg. § 1.409A-2(b)(2)(iii), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. The Award is subject to offset solely to the extent permitted by the Plan and Section 409A of the Code. To the extent any payment under the Award is conditioned on the effectiveness of a release of claims and the period the Participant is afforded to consider the release spans two taxable years of the Participant, payment will be made in the second taxable year.
(c)Notwithstanding anything in this Award Agreement to the contrary, (i) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi) and subject to the approval of the Administrator, settlement of the Award may be accelerated to the extent necessary to satisfy employment tax withholding obligations that arise with respect to the Award, and (ii) the Company may terminate this arrangement and deliver Shares hereunder in a manner consistent with Treas. Reg. § 1.409A-3(j)(4)(ix).
(d)Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, delivery of Shares on account of termination of the Participant’s employment with the Company or any Subsidiary may not be made before the date that is six (6) months after the date of such termination of employment (or, if earlier, the date of the Participant’s death).

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12.Clawback/Forfeiture; Other Company Policies.
(a)Notwithstanding anything to the contrary contained herein or in the Plan, in consideration for the grant of this Award, the Participant agrees that the RSUs and any Shares or cash delivered in settlement of the RSUs, including in respect of dividends or distributions pursuant to Section 9(b), (i) will be subject to the terms of any clawback or recapture policy that the Company may have in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Shares underlying the RSUs or any cash payments made in respect thereof be repaid or returned to the Company after they have been distributed to the Participant, and (ii) will, along with any other equity interests in the Company held by the Participant, be subject to any policy with respect to hedging or pledging of Shares that the Company may have in effect from time to time.
(b)Unless otherwise approved by the Administrator, as a condition to the Vesting Event described in Section 2(b)(ii) (Qualifying Retirement), the Participant shall not, to the extent permitted by applicable law, during the period following a Qualifying Retirement and prior to the applicable Vesting Date(s), without the prior written consent of the Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, (i) own any interest in, manage, control, participate in, consult with, render services for, or otherwise be or be connected in any manner with any business competing directly or indirectly with the business of the Company or the business of its Subsidiaries or any other business that the Company and its Subsidiaries have conducted during the one-year period immediately preceding the date of such Qualifying Retirement or has plans to conduct as of the date of such Qualifying Retirement anywhere in the world, or (ii) induce or attempt to induce any customer, supplier, broker, agent, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or interfere in any way with the relationship between any such customer, supplier, broker, agent, licensee or business relation and the Company or any of its Subsidiaries. Accordingly, the Participant agrees that, unless otherwise approved by the Administrator, without limiting any of the Company’s rights pursuant to any clawback or recapture policy that the Company may have in effect from time to time, in the event of the Participant’s violation of any of the covenants contained in this Section 12(b), the Participant will immediately forfeit all unvested RSUs held by the Participant, and the Participant will have no further rights with respect thereto.
13.Choice of Law. THE AWARD, THIS AWARD AGREEMENT AND THE NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THE AWARD, THIS AWARD AGREEMENT OR THE NOTICE MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN MICHIGAN. EACH PARTY HEREBY WAIVES THE RIGHT TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
14.RSUs Subject to Plan. All the RSUs are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. Except as set forth in Section 11(b), if there is any inconsistency between any express provision of this Award Agreement and any express term of the Plan, the express term of the Plan shall govern.
15.Entire Agreement; Severability. The Plan, this Award Agreement and the Notice contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of the Notice or this Award Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. Whenever possible, each provision of this Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Award Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
16.Acceptance of RSUs and Agreement. The Participant has indicated the Participant’s consent and acknowledgement of the terms of this Award Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that the Participant has read and understood the Notice, this Award Agreement and the Plan, and, as an express condition to the grant of the RSUs under the Notice, this Award Agreement, agrees to be bound by the terms of the Notice, this Award Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a click-through button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of the Notice, this Award Agreement and the RSUs is legally valid and has the same legal force and effect as if the
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Participant and the Company signed and executed this Award Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Award Agreement.
17.Transferability of Shares. Any Shares issued or transferred to the Participant pursuant to the Award shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the Notice, this Award Agreement or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Administrator may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.
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